Exhibit 99.1

September 13, 2013	Contact: James Gasior President and CEO

Press Release: Cortland Bancorp Exits Wholesale Mortgage Business

CORTLAND BANCORP (the “Company,” OTCQB: CLDB) today announced that the Board of Directors and management have decided that CSB Mortgage Company, a wholly owned subsidiary of its commercial bank unit, The Cortland Savings and Banking Company, will cease wholesale mortgage operations effective immediately. The CSB Mortgage Company operating subsidiary was established during 2011 to engage in wholesale mortgage banking for the origination of residential mortgage loans through mortgage brokers in Ohio and contiguous states for eventual sale in the secondary market . By exiting the wholesale arena, the Company intends to streamline its mortgage operations and intensify its focus on its commercial and business banking lending channels and its retail banking offices in its local footprint. CSB Mortgage will cease accepting residential mortgage loan applications from mortgage brokers as of the close of business on September 13, 2013, but CSB Mortgage will continue to process and fund all mortgage broker-originated loans in process as of that date. Furthermore, the Cortland Savings and Banking Company, as an integral part of its commercial banking business, will continue to make residential mortgage loans to bank customers. A group of employees will be retained for purposes of winding down the operations of the wholesale mortgage banking subsidiary as well as to administer the ongoing residential mortgage loan operations.

During the height of its operations, wholesale originations comprised over 90% of the mortgage volume of CSB Mortgage, producing mortgage banking gains of $1.8 million for the year ended 2012. While mortgage refinance activity remained robust through the first half of the current year, producing mortgage banking gains in excess of $1.3 million, as a result of the recent rising interest rate environment wholesale volume has dramatically declined during the third quarter and is not expected to substantially improve through year end. Inclusive of one-time costs to wind down the wholesale operations, the pre-tax profit margins and income for CSB Mortgage Company will be negative in the third quarter. Management estimates the amount of of the wind-down costs will not exceed $400,000 as a result of this action but intends to take any one-time charges in the third quarter of 2013.

James Gasior, President and Chief Executive Officer stated, “although the exit from the wholesale market will significantly reduce mortgage loan originations, our dedicated focus to the subsidiary bank’s core banking operations and its commercial and retail lending channels will also result in reduced operating expenses, while improving cost efficiencies in our ongoing mortgage banking operations.” The CSB wholesale mortgage unit offered a comprehensive suite of mortgage products, including conventional, FHA, and jumbo loans. These products will continue to be offered by the bank’s retail mortgage offices. Gasior further stated, “when market conditions evolve such as those that have evolved in recent months in the housing and mortgage arena, we are committed to taking the measures necessary to adjust our business model and limit exposures to earnings and capital at risk. By streamlining operations and moderating the volume of the mortgage business through the retail channel, the Company expects to reduce the variability in quarterly operating results, thereby attaining consistency and predictability of earnings.

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Cortland Banks, founded in 1892, the Company’s bank subsidiary, conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in Northeastern Ohio.

This announcement may contain forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.

For additional information about Cortland Banks visit http://www.cortland-banks.com.